Exhibit 99.1

ELEVAI Labs, Inc. Acquires Worldwide License Agreement for Proprietary Stem Cell Manufacturing Technology

ELEVAI Labs to commercialize use of proprietary technology designed to produce high-quality, cGMP grade mesenchymal stromal cells at lower-cost

Newport Beach, CA – Jan. 16, 2024 (GLOBE NEWSWIRE) -- Elevai Labs, Inc. (Nasdaq: ELAB) a medical aesthetic company specializing in physician-dispensed skincare is pleased to announce it has signed an exclusive, worldwide manufacturing and processing technology licensing agreement with INmune Bio, Inc., [Nasdaq: INMB]. The licensing agreement grants Elevai a license to use INmune Bio’s proprietary “EMx” technology, developed by INmune Bio, Inc., CMO, Mark Lowdell, PhD, that enables Elevai to manufacture current Good Manufacturing Practice (“cGMP”) grade, human umbilical cord-derived mesenchymal stromal cells (hucMSCs) at a lower cost to Elevai than purchasing hucMSCs outright. Manufactured hucMSCs can be incorporated into certain licensed topical cosmetic products sold in the medical aesthetics skincare market.

Elevai believes incorporating the “EMx” technology into its operations is a step towards the company’s goal of achieving vertical manufacturing integration, while also expanding long-term production capabilities and lowering overall costs. Ultimately, Elevai believes controlling its processes through its product pipeline with what it believes to be efficient technologies like “EMx” will allow greater stem cell consistency, purity, and propel Elevai’s branded cosmetic products further to maintain the company’s position as an industry innovator in the medical aesthetics skincare market.

Highlights of the Licensing Agreement:

Innovative Manufacturing: The licensed “EMx” technology is a proprietary manufacturing process that entails specific know-how designed to efficiently produce cGMP grade hucMSCs. The licensing agreement grants Elevai an exclusive license, to utilize “EMx” technology for the development and commercialization of licensed topical cosmetic applications. Elevai expects the “EMx” technology to provide the ability to manufacture cGMP grade hucMSCs for its future topical cosmetic product development and manufacturing needs, at a lower cost than purchasing them at market which Elevai believes enhances its competitive position for long-term success.

Global Rights: The agreement stipulates worldwide rights, emphasizing the global impact and potential of this license-based partnership.

Ethical and Quality Standards: The agreement requires all licensed topical cosmetic products to be manufactured in compliance with cGMP and ethical sourcing and screening of umbilical cords of healthy full-term newborns.

Consideration: Under the agreement, Elevai will make an initial deposit for the license in two installments over six months, and a final tech transfer fee within two years of executing the agreement. As further consideration under the agreement, Elevai will be required to pay a nominal royalty on the sale of licensed topical cosmetic products that are manufactured using the “EMx” technology.

Statement from the Company:

In response to the license agreement, Jordan R. Plews, PhD, CEO of Elevai Labs, Inc. stated: “partnering with INmune Bio, Inc. aligns perfectly with our mission to pioneer innovative stem cell exosome products. Their understanding of efficient human stem cell isolation and large-scale manufacturing provides us with a remarkable opportunity to expand our manufacturing capabilities, expand our product portfolio, and make a significant impact in the market.”

About ELEVAI Labs

ELEVAI Labs, Inc. [Nasdaq: ELAB] is a medical aesthetics company developing cutting-edge physician-dispensed skin care applications. The company solves unmet needs in the medical aesthetics space through a combination of cutting-edge science-driven and next-generation consumer applications. ELEVAI Labs develops topical aesthetic skin care cosmetic products for the physician-dispensed market, with a focus on leveraging a proprietary stem cell exosome technology. For more information visit www.elevaiskincare.com.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified using words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to meet projected research & development and production targets; (ii) changes in applicable laws or regulations; and (iii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”). These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments, or otherwise, except as required by law.

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